For the fiscal period ended 6/30/03
File number 811-3623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund, Inc. ?
			SP PIMCO High Yield Portfolio

1.   Name of Issuer:
	Allied Waste North Amer SR NT

2.   Date of Purchase
	04/04/03

3.   Number of Securities Purchased
	5,000

4.   Dollar Amount of Purchase
	$500,000

5.   Price Per Unit
	$100

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	J.P. Morgan Chase Bank

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Credit Suisse First Boston Corp.
Deutsche Bank Securities Inc.
J.P. Morgan Securities
Banc One Capital Markets
BNP Paribas
Credit Lyonnais Securities
Fleet Securities
Scotia Capital Inc.
UBS
Wachovia Securities Inc.